Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 David L. Urban (Investors) (414) 524-2838 Fraser Engerman (Media) (414) 524-2733	July 19, 2012

Johnson Controls reports double-digit increase in earnings on slightly higher Q3 2012 revenues

MILWAUKEE, July 19, 2012 . . . For the third quarter of fiscal 2012, Johnson Controls reported $417 million in net income, up 17 percent over last year, on a two percent increase in revenues. Diluted earnings per share were $0.61 compared with $0.52 per share in the third quarter of fiscal 2011.

The 2012 quarter includes pre-tax restructuring charges of $52 million, partially offset by non-recurring tax benefits of $22 million, resulting in net charge of $0.03 per diluted share. The 2011 third quarter included non-recurring pre-tax charges of $29 million or $0.04 per share.

Excluding these non-recurring items, highlights for the company’s third quarter of 2012 include:

•	Record net revenues of $10.6 billion vs. $10.4 billion in Q3 2011, up 2 percent

•	Excluding the impact of foreign exchange, revenues increased 7 percent

•	Income from business segments of $615 million compared with $541 million a year ago, up 14 percent

•	Net income of $441 million vs. $383 million in Q3 2011, up 15 percent

•	Diluted earnings per share of $0.64 vs. $0.56 last year

Johnson Controls said it believes that using the adjusted numbers provides a more meaningful comparison of its underlying operating performance.

“While we saw a significant improvement in profitability in the third quarter, sluggish demand in some of our key markets along with a much weaker Euro resulted in lower top line growth than we expected,” said Stephen A. Roell, Johnson Controls chairman and chief executive officer. “Despite challenging markets, Building Efficiency segment income improved by 28 percent over last year as the business continues to gain market share.”

Mr. Roell continued, “General weak demand in the automotive aftermarket was a negative for battery shipments in the quarter. At the same time, the prices for the spent battery cores we use in recycling lead hit an all-time high in the quarter, negatively impacting profitability. We do not expect this unusual combination of soft demand and higher input costs to continue past the fourth fiscal quarter. Automotive Experience benefitted from the higher auto production levels in North America, but the downturn in Europe slowed progress in our efforts to reduce operational inefficiencies,” he said.

The company said that the restructuring initiated in the third quarter is targeted to improve profitability in Building Efficiency and Automotive Experience as well as to address the softness in some of its underlying markets. Additional restructuring actions are expected in the fourth quarter.

Business segments, excluding non-recurring items

Building Efficiency sales in the 2012 third quarter were $3.8 billion, down 2 percent compared with $3.9 billion last year as higher revenues in Asia and Global Workplace Solutions were more than offset by lower results in Europe. Residential HVAC sales increased 24 percent as demand was positively impacted by the record high temperatures in North America.

The backlog of projects at the end of the quarter, excluding foreign exchange, increased 7 percent to a record $5.3 billion primarily due to double-digit growth in Asia. Orders in the quarter were level as a 12 percent increase in Asia was offset by lower orders in Europe and other emerging markets.

Building Efficiency segment income was $264 million, up 28 percent from $207 million in the 2011 quarter, with strong double-digit earnings increases in all five segments. North America Service segment income increased 49 percent due to the benefits of investments in new service delivery technologies and improved labor utilization. North America Systems income was 21 percent higher due to improved productivity and operational efficiencies.

Automotive Experience sales in the quarter increased 7 percent to $5.5 billion versus $5.1 billion last year due primarily to higher production volumes in North America and Asia and new program launches, which were partially offset by lower production volumes in Europe and weaker Euro.

North American automotive revenues increased 31 percent to $2.3 billion from $1.8 billion last year compared with a 27 percent increase in overall industry production. European sales were down 12 percent to $2.5 billion from $2.8 billion in the 2011 quarter. Excluding the impact of foreign exchange, sales were level with last year, compared with a 5 percent decline in industry production. Sales in Asia increased 24 percent to $679 million from $546 million in 2011. Total revenues in China, including non-consolidated joint ventures, rose 24 percent to $1.2 billion compared with $936 million a year ago.

Automotive Experience reported segment income of $202 million in the current quarter, up 18 percent from $171 million the prior year. North America earnings in the current quarter more than doubled, to $154 million, from $67 million a year ago due primarily to the higher production levels. Automotive Europe reported a loss of $37 million in the quarter compared to a profit of $53 million last year as a result of the lower volumes and operational inefficiencies. Segment income in Asia was $85 million, up 67 percent from the 2011 quarter primarily as a result of the higher revenues and higher profitability in its Chinese joint ventures.

Power Solutions sales in the third quarter of 2012 decreased 3 percent to $1.3 billion on slightly higher unit shipments. Aftermarket battery demand in North America and original equipment battery demand in Europe were lower than expected.

Power Solutions segment income declined 9 percent to $149 million versus $163 million in the third quarter of 2011 due primarily to higher costs for acquiring spent battery cores for recycling. Industry core prices have risen to record levels due to the lower aftermarket shipments in recent quarters, as fewer new aftermarket batteries sold translates to fewer spent batteries being returned, reducing the overall supply.

Q4 2012 update

Johnson Controls said that due continued softness in its global markets and expectations for a lower Euro, it expects 2012 fourth quarter earnings to be up 0 - 5 percent year-over-year versus earlier expectations for double-digit earnings improvements.

In addition, Johnson Controls announced that in the fourth quarter, it will change its accounting policy for recognizing pension and post retirement expenses. The current accounting treatment smoothes asset returns and amortizes deferred actuarial gains and losses over a number of years. The new mark-to-market method will recognize those gains and losses in the fourth quarter of each fiscal year. The company believes this new policy will provide greater transparency to on-going operational results. The change will have no impact on pension and post retirement funding or benefits paid to participants.

“As we look forward to the next several months, we expect continued softness in our markets and industries,” said Mr. Roell. “We will continue to take appropriate action to adjust as market conditions warrant. While these short-term challenges may be disruptive, we still believe in our long-term ability to outpace our markets and improve profitability across all of our businesses.”

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FORWARD-LOOKING STATEMENT

Johnson Controls, Inc. has made forward-looking statements in this document pertaining to its financial results for fiscal 2012 and beyond that are based on preliminary data and are subject to risks and uncertainties. All statements, other than statements of historical fact, are statements that are, or could be, deemed “forward-looking” statements and include terms such as “outlook,” “expectations,” “estimates” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, energy and commodity prices, the strength of the

U.S. or other economies, currency exchange rates, cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of the Company’s most recent Form 10-k filing (filed November 22, 2011) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by the Company.

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About Johnson Controls

Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 162,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2012, Corporate Responsibility Magazine recognized Johnson Controls as the #5 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com.

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July 19, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	Three Months Ended June 30,
	2012	2011
Net sales	$10,581	$10,364
Cost of sales	9,044	8,814

Gross profit	1,537	1,550

Selling, general and administrative expenses	(992)	(1,094)
Restructuring costs	(52)	—
Net financing charges	(59)	(43)
Equity income	70	56

Income before income taxes	504	469

Provision for income taxes	62	89

Net income	442	380

Less: income attributable to noncontrolling interests	25	23

Net income attributable to JCI	$417	$357

Diluted earnings per share	$0.61	$0.52

Diluted weighted average shares	689	691

Shares outstanding at period end	684	680

July 19, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data; unaudited)

	Nine Months Ended June 30,
	2012	2011
Net sales	$31,563	$30,045
Cost of sales	26,945	25,607

Gross profit	4,618	4,438
Selling, general and administrative expenses	(3,115)	(3,055)
Restructuring costs	(52)	—
Net financing charges	(171)	(124)
Equity income	269	183

Income before income taxes	1,549	1,442
Provision for income taxes	260	274

Net income	1,289	1,168
Less: income attributable to noncontrolling interests	98	82

Net income attributable to JCI	$1,191	$1,086

Diluted earnings per share	$1.73	$1.58

Diluted weighted average shares	689	690

Shares outstanding at period end	684	680

July 19, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in millions; unaudited)

	June 30, 2012	September 30, 2011	June 30, 2011

ASSETS
Cash and cash equivalents	$602	$257	$335
Accounts receivable - net	7,155	7,151	7,094
Inventories	2,362	2,316	2,451
Other current assets	2,447	2,291	2,678

Current assets	12,566	12,015	12,558

Property, plant and equipment - net	6,116	5,616	5,185
Goodwill	6,953	7,016	7,093
Other intangible assets - net	949	945	822
Investments in partially-owned affiliates	1,007	811	952
Other noncurrent assets	3,411	3,273	3,259

Total assets	$31,002	$29,676	$29,869

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$1,035	$613	$657
Accounts payable and accrued expenses	7,062	7,474	7,433
Other current liabilities	2,714	2,695	3,064

Current liabilities	10,811	10,782	11,154

Long-term debt	5,624	4,533	4,519
Other noncurrent liabilities	2,610	2,921	2,488
Redeemable noncontrolling interests	214	260	229
Shareholders’ equity attributable to JCI	11,596	11,042	11,361
Noncontrolling interests	147	138	118

Total liabilities and equity	$31,002	$29,676	$29,869

July 19, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Three Months Ended June 30,
	2012	2011
Operating Activities
Net income attributable to JCI	$417	$357
Income attributable to noncontrolling interests	25	23

Net income	442	380

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	207	193
Equity in earnings of partially-owned affiliates, net of dividends received	(45)	(7)
Deferred income taxes	33	(95)
Other	31	27
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	16	99
Inventories	(61)	(133)
Restructuring reserves	39	(14)
Accounts payable and accrued liabilities	71	(200)
Change in other assets and liabilities	(114)	110

Cash provided by operating activities	619	360

Investing Activities
Capital expenditures	(447)	(365)
Sale of property, plant and equipment	6	18
Acquisition of businesses, net of cash acquired	—	(458)
Other - net	(6)	(78)

Cash used by investing activities	(447)	(883)

Financing Activities
Increase in short and long-term debt - net	407	575
Stock repurchases	(9)	—
Payment of cash dividends	(122)	(108)
Other - net	(118)	(4)

Cash provided by financing activities	158	463

Effect of exchange rate changes on cash and cash equivalents	32	(6)

Increase (decrease) in cash and cash equivalents	$362	$(66)

July 19, 2012

JOHNSON CONTROLS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Nine Months Ended June 30,
	2012	2011
Operating Activities
Net income attributable to JCI	$1,191	$1,086
Income attributable to noncontrolling interests	98	82

Net income	1,289	1,168

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	603	547
Equity in earnings of partially-owned affiliates, net of dividends received	(206)	(80)
Deferred income taxes	59	(95)
Impairment charges	14	—
Gain on divestitures - net	(35)	—
Fair value adjustment of equity investment	(12)	—
Other	107	63
Changes in assets and liabilities, excluding acquisitions and divestitures:
Accounts receivable	(55)	(416)
Inventories	(130)	(432)
Restructuring reserves	24	(83)
Accounts payable and accrued liabilities	(393)	(75)
Change in other assets and liabilities	(500)	(108)

Cash provided by operating activities	765	489

Investing Activities
Capital expenditures	(1,433)	(900)
Sale of property, plant and equipment	12	36
Acquisition of businesses, net of cash acquired	(30)	(1,087)
Business divestitures	91	—
Other - net	(98)	(128)

Cash used by investing activities	(1,458)	(2,079)

Financing Activities
Increase in short and long-term debt - net	1,528	1,564
Stock repurchases	(42)	—
Payment of cash dividends	(354)	(304)
Other - net	(137)	97

Cash provided by financing activities	995	1,357

Effect of exchange rate changes on cash and cash equivalents	43	8

Increase (decrease) in cash and cash equivalents	$345	$(225)

July 19, 2012

FOOTNOTES

1. Business Unit Summary

(in millions)	Three Months Ended June 30, (unaudited)				Nine Months Ended June 30, (unaudited)
	2012	2011		%	2012	2011	%
Net Sales
Building efficiency	$3,800	$3,893		-2%	$10,898	$10,805	1%
Automotive experience	5,465	5,118		7%	16,322	14,927	9%
Power solutions	1,316	1,353		-3%	4,343	4,313	1%

Net Sales	$10,581	$10,364			$31,563	$30,045

Segment Income (2)
Building efficiency	$264	$207		28%	$548	$478	15%
Automotive experience	202	142		42%	623	530	18%
Power solutions	149	163		-9%	601	558	8%

Segment Income	$615	$512	(1)		$1,772	$1,566

Restructuring costs	$(52)	$—			$(52)	$—
Net financing charges	(59)	(43)			(171)	(124)

Income before income taxes	$504	$469			$1,549	$1,442

Net Sales
Products and systems	$8,464	$8,202		3%	$25,293	$23,904	6%
Services	2,117	2,162		-2%	6,270	6,141	2%

	$10,581	$10,364			$31,563	$30,045

Cost of Sales
Products and systems	$7,289	$6,954		5%	$21,753	$20,455	6%
Services	1,755	1,860		-6%	5,192	5,152	1%

	$9,044	$8,814			$26,945	$25,607

(1)	These third quarter reported numbers include certain non-recurring items. The pre-tax non-recurring items are reported in the segments as follows:

	Automotive experience		Building effiency		Power solutions		Consolidated JCI
	2012	2011	2012	2011	2012	2011	2012	2011
Segment income, as reported	$202	$142	$264	$207	$149	$163	$615	$512
Non-recurring items:
Acquisition related costs	—	29	—	—	—	—	—	29

Segment income, excluding one-time items	$202	$171	$264	$207	$149	$163	$615	$541

(2) Management evaluates the performance of the segments based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges and significant restructuring costs.

Building efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.

2. Income Taxes

The Company’s estimated annual effective tax rate before consideration of discrete tax items as of the third quarter of fiscal 2012 and 2011 is 18.2 percent and 19 percent, respectively. The effective tax rate inclusive of discrete tax items for the third quarter of fiscal 2012 is 12.3 percent, as compared to 19 percent for the third quarter of fiscal 2011. The fiscal 2012 third quarter tax rate reflects a $22 million ($.03/share) tax benefit related to a release of reserves for uncertain tax positions at international locations.

July 19, 2012

3. Earnings per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Income Available to Common Shareholders
Basic income available to common shareholders	$417	$357	$1,191	$1,086
Interest expense, net of tax	—	1	1	2

Diluted income available to common shareholders	$417	$358	$1,192	$1,088

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	683.4	678.6	681.1	677.1
Effect of dilutive securities:
Stock options	5.3	8.7	5.7	8.6
Equity units	0.1	3.9	2.5	4.3

Diluted weighted average shares outstanding	688.8	691.2	689.3	690.0